A.M. Castle & Co. 8-K

Exhibit 99.2

A.M. CASTLE & CO.	1420 Kensington Road Suite 220 Oak Brook, IL 60523 P: (847) 455-7111 F: (847) 241-8171

For Further Information:

-At ALPHA IR-

Analyst Contact

Monica Gupta or Nick Hughes

(312) 445-2870

Email: CAS@alpha-ir.com

Traded: NYSE (CAS)

A.M. Castle & Co. Announces Close of Sale of Total Plastics, Inc.

Company Executes Significant Further Step in Plan to Reduce Debt and Improve Capital Structure for the Long-Term

OAK BROOK, IL, MARCH 15, 2016 - A.M. Castle & Co. (NYSE:CAS) (the “Company” or “Castle”), a global distributor of specialty metal, value-added services and supply chain solutions, announced today that it has completed the sale of its subsidiary, Total Plastics, Inc., to Prophet Equity of Southlake, Texas for approximately $55.0 million, subject to customary working capital adjustments. The Company will use the proceeds of the sale to pay down debt, pursuant to its previously announced plan to improve its capital structure.

“The sale of Total Plastics, Inc. represents yet another significant step in our commitment to delever our balance sheet and improve the capital structure and profitability of our business,” said Steven Scheinkman, President and CEO of Castle. “Our decision to sell Total Plastics, Inc. is the right one for both entities; it allows Castle to focus on our core metals business and Total Plastics, Inc. to pursue its own strategic objectives. We have enjoyed our relationship with Total Plastics, Inc., and we wish its leadership and employees continued success in their future endeavors.”

Under the terms of the Agreement, $1.5 million of the purchase price has been placed into escrow pending adjustment based upon final calculation of the working capital balance at closing, to be determined within approximately 60 days. If the final working capital balance is less than the estimated working capital balance at closing, any shortfall will be deducted from the escrow and any remainder released to the Company. If the final working capital balance is greater than the estimated working capital balance at closing, the Company will receive the escrowed amount, plus any additional balance due.

Scheinkman concluded, “This sale enables Castle to be singularly focused on our metals business and underscores our commitment to making Castle more streamlined and cost effective, so that we can become even more responsive to our customers’ needs and position the Company for long-term success.”

Castle and Total Plastics, Inc. were advised by William Blair & Company, LLC (financial advisor) and Winston & Strawn LLP (legal advisor).

About A. M. Castle & Co.

Founded in 1890, A. M. Castle & Co. is a global distributor of specialty metal and supply chain services, principally serving the producer durable equipment, oil and gas, commercial aircraft, heavy equipment, industrial goods, construction equipment, and retail sectors of the global economy. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller-sized firms spread across a variety of industries. Within its metals business, it specializes in the distribution of alloy and stainless steels; nickel alloys; aluminum and carbon. Together, Castle and its affiliated companies operate out of 21 service centers located throughout North America, Europe and Asia. Its common stock is traded on the New York Stock Exchange under the ticker symbol “CAS”.

Cautionary Statements Regarding Forward-Looking Information

Information provided and statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy, and the cost savings and other benefits that we expect to achieve from our facility closures and organizational changes. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “predict,” “plan,” “should,” or similar expressions. These statements are not guarantees of performance or results, and they involve risks, uncertainties, and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements, including our ability to effectively manage our operational initiatives and restructuring activities, the impact of volatility of metals and plastics prices, the cyclical and seasonal aspects of our business, our ability to effectively manage inventory levels, our ability to successfully complete our strategic refinancing process, and the impact of our substantial level of indebtedness, as well as including those risk factors identified in Item 1A “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future, to reflect the occurrence of unanticipated events or for any other reason.